Exhibit 2.1
First Amendment to the
Agreement and Plan of Merger
     This First Amendment to the Agreement and Plan of Merger, dated as of May 21, 2009 (“Amendment”), is by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire Hills Bancorp”), and CNB Financial Corp., a Massachusetts corporation (“CNB Financial”).
Recitals
     The parties entered into an Agreement and Plan of Merger, dated as of April 29, 2009 (the “Agreement”).
     The parties desire to amend Section 2.5(a) of the Agreement to change the exchange ratio for shares of CNB Financial Common Stock.
     Section 8.3 of the Agreement provides, among other things, that any provision of the Agreement may be amended at any time by an agreement in writing between the parties.
     In consideration of the premises and of the mutual representations, warranties and covenants contained herein and in the Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Section 2.5(a) of the Agreement is hereby revised and replaced in its entirety to read as follows:
     (a) Subject to the provisions of this Agreement, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of CNB Financial Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.4292 shares (the “Exchange Ratio”) of Berkshire Hills Bancorp Common Stock (the “Merger Consideration”).
     2. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.
     3. The other terms and provisions of the Agreement shall not be affected by this Amendment, and the Agreement shall continue in full force and effect as amended hereby.
     4. This Amendment may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.
     5. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

     In Witness Whereof, the parties have caused this First Amendment to the Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Berkshire Hills Bancorp, Inc.
By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer

CNB Financial Corp.
By:	/s/ Cary J. Corkin
Cary J. Corkin
Chairman of the Board